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                     SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP
                                 919 Third Avenue
                          New York, New York 10022-9998


                                    October 20,  1995


Prudential U.S. Government Fund
199 Water Street
New York, New York 10292

Prudential Government Income Fund, Inc.
199 Water Street
New York, New York 10292

Dear Sirs:

     We are acting as counsel to Prudential U.S. Government Fund, a Massachusetts business trust ("U.S. Government Fund"), and Prudential Government Income Fund, Inc. a Maryland corporation ("Government Income Fund"), in connection with the proposed transfer of all of the assets of U.S. Government Fund to Government Income Fund and the assumption by Government Income Fund of U.S. Government Fund's liabilities, if any, solely in exchange for shares of Government Income Fund (the "Shares") pursuant to an Agreement and Plan of Reorganization and Liquidation (the "Agreement"). The transactions provided for in the Agreement are sometimes referred to herein as the "Reorganization."

     In connection with rendering the opinions expressed herein, we have examined Government Income Fund's Registration Statement on Form N-14 (the "Registration Statement") relating to the Shares of Government Income Fund to be offered in exchange for the assets of U.S. Government Fund, and containing the prospectus and proxy statement relating to the transaction (collectively, the "Prospectus"), to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or appropriate for the purpose of rendering this opinion, including the form of the Agreement included as Appendix A to the Prospectus.

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Prudential U.S. Government Fund
Prudential Government Income Fund, Inc.
October 20, 1995
Page 2


     In our examination of the foregoing documents we have assumed the genuineness of all signatures, the authority of each signatory, the due execution and delivery of all documents by all parties, the authenticity of all agreements, documents, certificates and instruments submitted to us as originals, the conformity of the Agreement as executed and delivered by the parties with the form of the Agreement contained in the Prospectus, and the conformity with originals of all agreements, documents, certificates and instruments submitted to us as copies.

     In rendering the opinions expressed herein, we have assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Prospectus. As to other questions of fact material to this opinion, we have assumed, with your approval and without independent investigation or verification, that the following facts will be accurate and complete as of the consummation of the Reorganization (the "Closing Date").

     1. The fair market value of the Shares to be received by each U.S. Government Fund shareholder will be equal to the fair market value of the U.S. Government Fund shares surrendered in exchange therefor upon the liquidation of U.S. Government Fund.

     2. There will be no plan or intention by any shareholder of U.S. Government Fund who owns 5 percent or more of the outstanding shares of U.S. Government Fund, and to the best of the knowledge of management of U.S. Government Fund, there will be no plan or intention on the part of the remaining shareholders of U.S. Government Fund, to sell, exchange, or otherwise dispose of a number of Shares received in the Reorganization that would reduce U.S. Government Fund shareholders' ownership of Shares of Government Income Fund to a number of Shares having a value, as of the Closing Date, of less than 50 percent of the value of all formerly outstanding shares of U.S. Government Fund as of the same date. For purposes hereof, shares of U.S. Government Fund exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional Shares of Government Income Fund will be treated as outstanding shares of U.S. Government Fund at the Closing Date of the Reorganization. Moreover, shares of U.S. Government Fund and Shares of Government Income Fund held by U.S. Government Fund shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Reorganization and as part of the Reorganization will be considered in making this assumption.

     3. Pursuant to the Agreement, U.S. Government Fund will distribute in liquidation of U.S. Government Fund, the Shares of Government Income Fund received by U.S. Government Fund in the Reorganization.

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Prudential U.S. Government Fund
Prudential Government Income Fund, Inc.
October 20, 1995
Page 3


     4. The liabilities of U.S. Government Fund assumed by Government Income Fund pursuant to the Reorganization, plus the liabilities, if any, to which assets transferred pursuant to the Reorganization will be subject will constitute less than 20% of the total consideration for the Reorganization, all such liabilities will have been incurred by U.S. Government Fund in the ordinary course of its business, and Government Income Fund will pay no other consideration, except for the Shares, in connection with the Reorganization.

     5. All expenses incurred by each Fund with respect to the Reorganization will be borne by of each Fund on a pro rata basis (in accordance with the relative net asset values of the Funds). Each shareholder of U.S. Government Fund will pay its share of expenses, if any, incurred in connection with the Reorganization.

     6. No intercorporate indebtedness will exist between Government Income Fund and U.S. Government Fund that was issued, acquired, or will be settled at a discount.

     7. U.S. Government Fund will not own, directly or indirectly, nor will it have owned during the five years preceding the Closing Date, directly or indirectly, any shares of stock of Government Income Fund.

     8. The assets of U.S. Government Fund transferred to Government Income Fund will include all assets owned by U.S. Government Fund at fair market value on the Closing Date subject to all known liabilities of U.S. Government Fund at such time.

     9. In accordance with the terms of the Agreement, U.S. Government Fund will transfer all of its business and will transfer assets to Government Income Fund representing at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, held by U.S. Government Fund immediately prior to the Reorganization. For purposes of this assumption, amounts paid by U.S. Government Fund to shareholders who receive cash or other property, amounts paid to dissenters, amounts used by U.S. Government Fund to pay its reorganization expenses and all redemptions and distributions (other than regular, normal redemptions and dividends) made by U.S. Government Fund immediately preceding the Reorganization will be included as assets of U.S. Government Fund held immediately prior to the Reorganization.

     10. The fair market value of the assets of U.S. Government Fund transferred to Government Income Fund will equal or exceed the sum of liabilities assumed by Government

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Prudential U.S. Government Fund
Prudential Government Income Fund, Inc.
October 20, 1995
Page 4


Income Fund, plus the amount of liabilities, if any, to which the transferred assets will be subject.

     11. U.S. Government Fund will not be under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

     12. No cash will be paid to the shareholders of U.S. Government Fund in lieu of fractional shares.

     13. For federal income tax purposes, U.S. Government Fund will qualify as a regulated investment company (as defined in Code Section 851) and will have so qualified since its formation. The provisions of Code Sections 851 through 855 will apply to U.S. Government Fund and will continue to apply through the Closing Date.

     14. As of the Closing Date, U.S. Government Fund will have declared to its shareholders of record a dividend or dividends payable prior to closing, which together with all previous such dividends will have the effect of distributing all of U.S. Government Fund's investment company taxable income plus the excess of its interest income, if any, excludable from gross income under Code Section 103(a) over its deductions disallowed under Sections 265 and 171(a)(2) for the taxable year of U.S. Government Fund ending on the Closing Date and all its net capital gain realized in such taxable year.

     15. Except to the extent necessary to comply with its legal obligation to redeem its own shares, Government Income Fund will have no plan or intention to reacquire any of the Shares issued in the Reorganization.

     16. Government Income Fund will have no plan or intention to sell or otherwise dispose of any of the assets of the U.S. Government Fund acquired in the Reorganization, except for dispositions made in the ordinary course of business.

     17. Following the Reorganization, Government Income Fund will continue the historic business of U.S. Government Fund or use a significant portion of U.S. Government Fund's historic business assets in its business.

     18. Government Income Fund will not own, directly or indirectly, nor will it have owned during the five years preceding the Closing Date, directly or indirectly, any shares of U.S. Government Fund.

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Prudential U.S. Government Fund
Prudential Government Income Fund, Inc.
October 20, 1995
Page 5

     19. Government Income Fund will not be under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

     20. At the Closing Date, Government Income Fund will qualify as a regulated investment company (as defined in Code Section 851) and will have so qualified since its formation. The provisions of Code Sections 851 through 855 will apply to Government Income Fund prior to the Reorganization and will continue to apply after the Closing Date.

     Based on the foregoing and subject to the assumptions and limitations set forth above and such examination of law as we have deemed necessary, we are of the opinion that:

     1. The Reorganization will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code;

     2. U.S. Government Fund and Government Income Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

     3. Pursuant to Sections 361(a) and 357(a) of the Code, no gain or loss will be recognized by U.S. Government Fund upon the transfer of its assets to Government Income Fund in exchange solely for Shares of Government Income Fund as a result of the Reorganization and the assumption by Government Income Fund of U.S. Government Fund's liabilities, if any, or upon the distribution (whether actual or constructive) of the Shares of Government Income Fund in complete liquidation of U.S. Government Fund;

     4. Pursuant to Section 1032(a) of the Code, no gain or loss will be recognized by Government Income Fund upon its acquisition of U.S. Government Fund's assets solely in exchange for Shares of Government Income Fund and the assumption by Government Income Fund of the liabilities of U.S. Government Fund;

     5. Pursuant to Section 362(b) of the Code, the basis of the assets of U.S. Government Fund acquired by Government Income Fund will be the same as the basis of such assets when held by U.S. Government Fund immediately prior to the Reorganization;

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Prudential U.S. Government Fund
Prudential Government Income Fund, Inc.
October 20, 1995
Page 6

     6. Pursuant to Section 1223(2) of the Code, the holding period of the assets of U.S. Government Fund acquired by Government Income Fund will include the period during which such assets were held by U.S. Government Fund;

     7. Pursuant to Section 354(a)(1) of the Code, no gain or loss will be recognized by a shareholder of U.S. Government Fund upon the exchange of his or her shares for Shares of Government Income Fund, including fractional shares, in liquidation of U.S. Government Fund;

     8. Pursuant to Section 358(a)(1) of the Code, the basis of the Shares of Government Income Fund received by former U.S. Government Fund shareholders will be the same as the basis of U.S. Government Fund shares surrendered in exchange therefor; and

     9. Pursuant to Section 1223(1) of the Code, the holding period for Shares of Government Income Fund received by each shareholder of U.S. Government Fund in exchange for his or her shares of U.S. Government Fund will include the period during which such shareholder held shares of U.S. Government Fund (provided U.S. Government Fund shares were held as capital assets on the date of the exchange).

     We note that we are members of the Bar of the State of New York and are not members of the Bar of, or authorized to practice law in, any other jurisdiction, and that our opinion is expressly limited to the federal laws of the United States.

     The opinions expressed herein are based upon currently applicable statutes and regulations and existing interpretations. We can provide no assurance that such statutes or regulations, or existing judicial or administrative interpretations thereof, will not be amended, revoked or modified (possibly prior to the Closing Date) in a manner which would affect our conclusions. Finally, we note that this opinion is solely for the benefit of the addressees hereof in connection with the transaction described herein and, except as otherwise provided herein, should not be referred to, used, relied upon or quoted (with or without specific reference to our firm) in any documents, reports, financial statements or otherwise, without our prior written consent.

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Prudential U.S. Government Fund
Prudential Government Income Fund, Inc.
October 20, 1995
Page 7


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement or in the Prospectus constituting part thereof.
                                   Very truly yours,

                                   /s/ Shereff, Friedman, Hoffman & Goodman, LLP

                                   Shereff, Friedman, Hoffman & Goodman, LLP

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